EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Nine Months Ended September 30, 2012

WOOSTER, Ohio, Oct. 26, 2012 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the parent holding company of Wayne Savings Community Bank, reported net income of $465,000 or $0.16 per diluted share for the quarter ended September 30, 2012, compared to $309,000 or $0.10 per diluted share for the quarter ended September 30, 2011. The increase in earnings was primarily due to a decrease in provision for loan losses and decreased total noninterest expense, partially offset by decreased net interest income and increased provision for federal income taxes. The return on average equity and return on average assets for the 2012 quarter were 4.6% and 0.46%, respectively, compared to 3.1% and 0.30%, respectively, for the 2011 quarter.

Net interest income decreased $46,000 for the quarter ended September 30, 2012, compared to the quarter ended September 30, 2011 primarily due to a decline in interest earning assets. Interest income decreased $405,000 during the 2012 quarter due to continued overall low market interest rates compared to the 2011 quarter. The lower market rate environment resulted in new originations at lower yields, downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments and amortization of purchase premiums. Interest expense decreased $359,000 mainly due to lower market interest rates paid on deposits and advances from the Federal Home Loan Bank of Cincinnati in the 2012 quarter compared to the 2011 quarter. Provision for loan losses decreased $217,000, from $442,000 during the 2011 quarter to $225,000 during the 2012 quarter. During the 2011 quarter, there was a significant decline in the value of one commercial real estate property which resulted in the large provision in the 2011 quarter that was not repeated in the 2012 quarter.

Noninterest income decreased $10,000 for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011. The decrease was mainly due to a $77,000 decline in service fees, charges and other income partially offset by increased gain on the sale of residential mortgage loans of $73,000.

Noninterest expense decreased $104,000 for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011. The decrease was primarily due to a $212,000 decrease in provision for impairment on foreclosed assets held for sale. The Company had a large commercial real estate property held in real estate owned which required a valuation adjustment during the September 30, 2011 quarter. This decrease was partially offset by an increase in other operating expenses mainly due to the continued development of the Bank's comprehensive marketing and sales program.

For both of the nine month periods ended September 30, 2012 and September 30, 2011, net income totaled $1.2 million, or $0.42 per diluted share. Total noninterest income increased by $146,000, or 11.0%, for the nine months ended September 30, 2012 compared to the same period in 2011 mainly due to increased gain on sale of residential mortgage loans as the Company has continued selling the longer term fixed rate originations with loan servicing retained by the Bank as part of an ongoing strategy to limit the accumulation of interest rate risk on the balance sheet. Net interest income declined by $118,000, or 1.2%, for the nine months ended September 30, 2012 compared to the same period in 2011 due to the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments and amortization of purchase premiums. The return on average equity and return on average assets for the nine month period ended September 30, 2012 were 4.1% and 0.41%, respectively, compared to 4.2% and 0.40%, respectively, for the nine month period ended September 30, 2011.

Net interest income decreased $118,000 for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 primarily due to a decline in interest earning assets. Interest income decreased $1.2 million during the 2012 period due to continued overall low market interest rates compared to the 2011 period. The lower market rate environment resulted in new originations at lower yields, downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments and purchase premium amortization. Interest expense decreased $1.1 million, mainly due to lower market interest rates paid on deposits and borrowings in the current year period compared to the 2011 period.

Provision for loan losses decreased $16,000 to $618,000 during the 2012 nine month period compared to the 2011 nine month period of $634,000. The provision requirement for both periods was mainly due to an additional allowance allocation required for updated valuations on commercial real estate properties that serve as collateral for impaired loans combined with changes in local economic factors, including unemployment and new residential foreclosures that are included in management's analysis of the adequacy of the allowance for loan losses.

Noninterest income increased $146,000 for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 mainly due to increased gain on the sale of residential mortgage loans, increased non-recurring trust income, increased earnings on Bank-owned life insurance due to an additional purchase during the first quarter of 2012 partially offset by decreased service fees, charges and other income.

Noninterest expense decreased $6,000 for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. The decline was primarily due to an $885,000 decrease in the provision for impairment on foreclosed assets held for sale as the balance of foreclosed assets held for sale was significantly reduced during the first quarter of 2012. This decrease was largely offset by an increase in salaries and employee benefits of $481,000, mainly due to the trust transfer and assumption agreement announced in the second quarter of 2012, the costs related to the development of the Bank's training program, a non-recurring health savings account contribution and increased post-retirement costs compared to the prior year. Other operating expenses increased $376,000, mainly due to the continued development of the Bank's comprehensive marketing program.

At September 30, 2012, Wayne Savings Bancshares, Inc. reported total assets of $401.1 million, a decrease of $9.0 million from December 31, 2011. Cash and cash equivalents declined by $10.7 million and securities declined by $6.6 million partially offset by an increase in net loans of $7.7 million to $239.8 million at September 30, 2012 compared to $232.1 million at December 31, 2011. The allowance for loan losses totaled $3.8 million, or 1.59% of net loans, at September 30, 2012 compared to $3.9 million, or 1.66% of net loans, at December 31, 2011. Non-performing assets, which consist of loans on non-accrual status and real estate owned, totaled $6.0 million at September 30, 2012, or 2.45% of total loans, a decrease of $1.1 million from the December 31, 2011 balance of $7.1 million, or 3.01% of total loans, mainly due to the sale of a $1.2 million real estate owned commercial property during the first quarter of 2012. Nonaccrual loans increased $111,000  at September 30, 2012 compared to December 31, 2011.

Deposits totaled $327.4 million at September 30, 2012, a $6.4 million, or 1.94%, decrease from $333.8 million at December 31, 2011. The decrease in cash was also partially used to pay down FHLB borrowings by $5.5 million during the nine months ended September 30, 2012.  Advances from the FHLB totaled $21.2 million at September 30, 2012 compared to $26.6 million at December 31, 2011. Stockholders' equity totaled $40.4 million, or 10.08% of total assets at September 30, 2012, an increase of $724,000 from $39.7 million, or 9.68%, of total assets at December 31, 2011. The increase in stockholders' equity was mainly due to net income of $1.2 million, partially offset by dividends declared of $599,000.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The

Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended September 30,
	2012	2011

Quarterly Results

Net Interest Income	$3,139	$3,185
Net Income	$465	$309
Earnings Per Share:
Basic	$ 0.16	$ 0.10
Diluted	$ 0.16	$ 0.10
Return on Average Assets (Annualized)	0.46%	0.30%
Return on Average Equity (Annualized)	4.58%	3.10%

	For the Nine Months
	ended September 30,
	2012	2011

Year to Date Results

Net Interest Income	$9,481	$9,599
Net Income	$1,241	$1,229
Earnings Per Share:
Basic	$ 0.42	$ 0.42
Diluted	$ 0.42	$ 0.42
Return on Average Assets (Annualized)	0.41%	0.40%
Return on Average Equity (Annualized)	4.12%	4.19%

	September 30,	December 31,
	2012	2011
End of Period Data

Total Assets	$401,074	$410,097
Stockholders' Equity to Total Assets	10.08%	9.68%
Shares Outstanding	2,993,846	3,004,113
Book Value Per Share	$13.51	$13.22

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data --- unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest income	$ 3,807	$ 4,212	$ 11,658	$ 12,880
Interest expense	668	1,027	2,177	3,281
Net interest income	3,139	3,185	9,481	9,599
Provision for loan losses	225	442	618	634
Net interest income after provision for loan losses	2,914	2,743	8,863	8,965
Noninterest income	516	526	1,477	1,331
Noninterest expense	2,840	2,944	8,840	8,846
Income before federal income taxes	590	325	1,500	1,450
Provision for federal income taxes	125	16	259	221
Net income	$ 465	$ 309	$ 1,241	$ 1,229

Earnings per share
Basic	$ 0.16	$ 0.10	$ 0.42	$ 0.42
Diluted	$ 0.16	$ 0.10	$ 0.42	$ 0.42

Dividends per share	$ 0.07	$ 0.06	$ 0.20	$ 0.18

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Cash and cash equivalents	$9,088	$19,816
Investment securities, net (1)	125,732	132,316
Loans receivable, net	239,789	232,099
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,154	7,165
Foreclosed assets held for sale, net	59	1,283
Bank-owned life insurance	8,651	7,193
Other assets	5,576	5,200
TOTAL ASSETS	$401,074	$410,097

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$327,373	$333,848
Other short-term borrowings	7,220	5,278
Federal Home Loan Bank Advances	21,187	26,597
Accrued interest payable and other liabilities	4,855	4,659
TOTAL LIABILITIES	360,635	370,382

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,977	35,986
Retained earnings	17,289	16,635
Shares acquired by ESOP	(592)	(655)
Treasury Stock, at cost - 984,885 shares	(14,622)	(14,530)
Accumulated other comprehensive income	1,989	1,881
TOTAL STOCKHOLDERS' EQUITY	40,439	39,715

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$401,074	$410,097
(1) Includes held to maturity classifications.

CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767